Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) is made effective as of May 15, 2023 by and between Dine Brands Global, Inc., a Delaware corporation (the “Corporation”), and John W. Peyton (the “Executive”) as an amendment to the Employment Agreement between the parties effective November 13, 2020 (the “Employment Agreement”).
WHEREAS, the parties mutually desire to amend the Employment Agreement as set forth herein.
NOW, THEREFORE, in consideration of the promises and the mutual terms and conditions hereof, the Corporation and the Executive hereby agree as follows:
1.Amendment. Effective July 1, 2023, Subsection b. of Section 5 of the Employment Agreement is hereby amended to read as follows:
b. Annual Incentives. The Executive shall be paid such additional compensation and bonuses as may be determined and authorized in the discretion of the Compensation Committee, subject to ratification by the Board. The Executive’s target annual bonus, to be payable under the Corporation’s annual incentive plan, shall be 100% of the Executive’s Base Salary, with a maximum payout of 200% of the Executive’s Base Salary; provided, however, that effective July 1, 2023 (and applicable on a prorated basis to the portion of the Corporation’s 2023 fiscal year beginning on such date), the Executive’s target annual bonus will increase to 150% of the Executive’s Base Salary, with a maximum payout of 300% of the Executive’s Base Salary. Such annual bonus shall be considered earned and payable if the Executive is employed on the last day of the applicable fiscal year, regardless of whether this Agreement expires or the Executive’s employment terminates after such date. The Compensation Committee will develop and approve the performance goals applicable to the Executive’s annual bonus, after soliciting and considering the input of the Executive.
2.Entire Agreement. The Employment Agreement, as amended by this Agreement, sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof and all agreements, acknowledgments, designations and directions of the Executive made or given under any Corporation policy statement or benefit program. Except as expressly amended herein, all other terms and conditions of the Employment Agreement shall remain unmodified and in full force and effect. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.
3.Binding Effect. This Amendment shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns. This Amendment may not be assigned by the Executive, but may be assigned by the Corporation to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Corporation.
4.Waiver. No purported waiver of a breach or default will be valid unless specifically stated in writing by the waiving party. No such waiver waives any subsequent breach or default of the same or any other terms in this Amendment.

Exhibit 10.2
5.Counterparts. This Amendment may be executed in any number of counterparts and by any electronic means, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Amendment as of the date and year first above written.

EXECUTIVE:	Dine Brands Global, Inc.:

By: /s/ John W. Peyton	By: /s/ Christine K. Son
John W. Peyton	Name: Christine K Son
Title: Senior Vice President, Legal, General Counsel and Secretary